Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

For Release: February 22, 2022

Investors & Media:	Kedric Meredith	312.861.6034

JBT Corporation Reports Fourth Quarter and Full Year 2021 Results
Exceptional Demand While Impacted by Macro Challenges

Full Year 2021 Highlights:

◦Orders expanded 26% with double-digit growth at both FoodTech and AeroTech
◦Revenue of $1.9 billion and earnings per share of $3.69, or $4.03 as adjusted
◦Generated strong operating cash flow of $226 million and free cash flow of $190 million

Fourth Quarter 2021 Highlights:

◦Achieved orders of $587 million, including record orders at FoodTech of $455 million
◦Revenue of $498 million and earnings per share of $0.99, or $0.92 as adjusted
◦Closed acquisition of Urtasun, a provider of fruit and vegetable processing solutions

CHICAGO, February 22, 2022 - JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported results for the fourth quarter and full year 2021.

"For the full year 2021, JBT benefited from robust customer demand for our diversified portfolio of solutions," said Brian Deck, President and Chief Executive Officer. "At the same time, JBT experienced a challenging operating environment in the second half of the year due to intensifying supply chain disruptions, labor shortages, and material cost inflation, causing us to fall short of expectations."

"In terms of 2022, we are very encouraged by our record backlog and high level of customer engagement," continued Deck. "However, we anticipate that the operating challenges will likely persist at least through the first half of 2022. Longer-term, we believe that JBT is extremely well positioned for growth, serving highly attractive markets with innovative solutions that enhance our customers' output and yield, provide labor-saving automation, and advance their sustainability journey. We are also excited about ongoing progress on our digital strategy, which will enhance JBT's competitive position as a preferred solution partner by providing digitally enabled, full lifecycle support to our customers."

Comparisons in this news release are to the comparable period of the prior year, unless otherwise noted.

Fourth Quarter 2021

"Supply chain constraints were more pronounced in the fourth quarter than we expected," said Matt Meister, Executive Vice President and Chief Financial Officer. "Shortages of critical materials, in particular electronic components, coupled with labor availability issues impacted our productivity and output at both AeroTech and FoodTech."

FoodTech orders increased 25 percent, and AeroTech orders increased 3 percent compared to the fourth quarter of 2020.

Fourth quarter 2021 revenue of $498 million increased 13 percent year over year. Operating income was $35 million and net income was $32 million. Adjusted EBITDA of $58 million decreased 12 percent year over year while adjusted EBITDA margin declined 330 basis points to 11.7 percent.

FoodTech revenue of $369 million increased 15 percent year over year, including 5 percent from acquisitions which was partially offset by a 1 percent foreign exchange translation headwind. Operating profit was $45 million. Adjusted EBITDA of $64 million increased 6 percent year over year while adjusted EBITDA margin contracted 140 basis points to 17.3 percent.

AeroTech revenue of $128 million increased 8 percent year over year. Operating profit was $4 million. Adjusted EBITDA of $5 million declined $9 million year over year while adjusted EBITDA margin contracted 820 basis points to 3.8 percent.

Diluted earnings per share from continuing operations was $0.99 for the fourth quarter of 2021 compared with $0.94 for the fourth quarter of 2020. Adjusted earnings per share were $0.92, compared with $1.02 in the year-ago period.

As previously announced, JBT completed the acquisition of Urtasun in the fourth quarter, expanding FoodTech's offerings in fruit and vegetable processing. "We are very excited about the opportunity to expand Urtasun's growth opportunities by leveraging JBT's global sales and service capabilities," added Deck.

Full Year 2021

Full year 2021 orders expanded 29 percent at FoodTech with a 49 percent increase in backlog compared to year end 2020. AeroTech orders and backlog increased 16 percent and 30 percent, respectively.

Full year 2021 revenue of $1.9 billion increased 8 percent year over year. Operating income was $160 million and net income was $118 million. Adjusted EBITDA of $252 million decreased 3 percent year over year while adjusted EBITDA margin declined 150 basis points to 13.5 percent.

FoodTech revenue of $1.4 billion increased 13 percent year over year, including 2 percent each from acquisitions and foreign currency translation. Operating profit was $187 million. Adjusted EBITDA of $258 million increased 9 percent year over year while adjusted EBITDA margin contracted 70 basis points to 18.4 percent.

AeroTech revenue of $468 million decreased 5 percent year over year. Operating profit was $33 million.     Adjusted EBITDA of $37 million declined $23 million year over year while adjusted EBITDA margin contracted 430 basis points to 7.9 percent.

JBT generated cash from operations of $226 million and free cash flow of $190 million for full year 2021, representing a 161 percent conversion rate. In the fourth quarter, JBT renewed its credit facility, expanding the overall line to $1.3 billion, up $300 million from the previous agreement. The expanded capacity and favorable terms in the new financing arrangement led to an increase in liquidity at December 31, 2021 to $703 million. The company ended the year with a leverage ratio of 2.4x total net debt to trailing twelve months adjusted EBITDA.

2022 Outlook

The company's outlook for first quarter and full year 2022 reflects a higher level of uncertainty associated with supply chain and labor constraints.

For full year 2022, JBT anticipates consolidated revenue growth in the mid-to-high teens. FoodTech organic revenue growth is expected to increase approximately 12 - 15 percent with an additional 3 percent growth from acquisitions. AeroTech revenue is expected to increase 15 - 20 percent.

Supply chain and labor challenges are expected to constrain consolidated margins in the first half of 2022, while improving sequentially each quarter from the low point in the first quarter. For the full year, the Company expects consolidated margins to be slightly above 2021 levels.

Corporate expense will increase driven by a significant investment in support of our digital strategy, totaling approximately $14 to $15 million, coupled with rising labor costs and return to a normalized level of incentive compensation.

Interest expense is forecast to be $10 million, and the corporate tax rate is forecast to be 23 - 24 percent.

Capital expenditures are expected to be $90 - $95 million, which includes approximately $45 million of capitalized investment in support of our digital strategy. Depreciation and amortization is expected to be $85 - $90 million.

Free cash flow conversion is forecast to be below 100 percent due to higher capital expenditures and investment in working capital to support expected revenue growth.

Based on the challenges described above, JBT expects first quarter 2022 consolidated revenue to decline to the low-double digits compared to the fourth quarter of 2021. Consolidated margins are expected to contract sequentially, and corporate costs are expected to increase by $3 million primarily due to incentive compensation and higher costs associated with our digital strategy efforts.

Investor Day
JBT will host an Investor Day on Thursday, March 24, 2022, to introduce the Elevate 2.0 strategy. The presentation will focus on JBT's innovative automation solutions and the transformational benefits of our digital strategy. Additionally, the presentation will highlight JBT's broad participation in the food and beverage industry, multi-year framework for growth and financial targets, and perspective on portfolio strategy. Additional information will be provided in March on the Company's Investor Relations website https://ir.jbtc.com/events-and-presentations/.

Fourth Quarter and Full Year 2021 Earnings Conference Call

A conference call is scheduled for 10:00 a.m. ET on Wednesday, February 23, 2022, to discuss fourth quarter and full year 2021 results. Participants may access the conference call through Online Registration: https://conferencingportals.com/event/lguQsHOL. A simultaneous webcast and audio replay of the call will be available on the Company’s Investor Relations website https://ir.jbtc.com/events-and-presentations/.

Earnings Presentation

An earnings presentation is also available on the Company's Investor Relations website https://ir.jbtc.com/events-and-presentations/.
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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 6,600 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT’s ability to control. Forward-looking statements include, among others, statements relating to the expected impact of the COVID-19 pandemic on our business and our results of operations, our plans to mitigate the impact of the pandemic, our strategic plans, our restructuring plans and expected cost savings from those plans, our liquidity and our covenant compliance. The factors that could cause our actual results to differ materially from expectations include but are not limited to the following factors: the duration of the COVID-19 pandemic and the effects of the pandemic on our ability to operate our business and facilities, on our customers, on our workforce resulting in higher labor absenteeism, on our supply chains due to extended delivery times and unavailability of required components and freight, on our cost of labor due to higher labor turnover and shortage of skilled labor and on the economy generally; fluctuations in our financial results; unanticipated delays or acceleration in our sales cycles; deterioration of economic conditions; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to trade regulation, quotas, duties or tariffs; risks associated with acquisitions or strategic investments; fluctuations in currency exchange rates; difficulty in implementing our business strategies; increases in energy or raw material prices, freight costs, and inflationary pressures; changes in food consumption patterns; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; weather conditions and natural disasters; impact of climate change and environmental protection initiatives; our ability to comply with the laws and regulations governing our U.S. government contracts; acts of terrorism or war; termination or loss of major customer contracts and risks associated with fixed-price contracts, particularly during periods of high inflation; customer sourcing initiatives; competition and innovation in our industries; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; catastrophic loss at any of our facilities and business continuity of our information systems; cyber-security risks such as network intrusion or ransomware schemes; loss of key management and other personnel; potential liability arising out of the installation or use of our systems; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; work stoppages; fluctuations in interest rates and returns on pension assets; availability of and access to financial and other resources; and other factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2021 Annual Report on Form 10-K filed by JBT with the Securities and Exchange Commission. In addition, many of our risks and uncertainties are currently amplified by and will continue to be amplified by the COVID-19 pandemic. Given the highly fluid nature of the COVID-19 pandemic, it is not possible to predict all such risks and uncertainties. JBT cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. JBT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

We provide non-GAAP financial measures in order to increase transparency in our operating results and trends. These non-GAAP measures eliminate certain costs or benefits from, or change the calculation of, a measure as calculated under U.S. GAAP. By eliminating these items, we believe we provide a more meaningful comparison of our ongoing operating results, consistent with how management evaluates performance. Management uses these non-GAAP measures in financial and operational evaluation, planning and forecasting.

These calculations may differ from similarly-titled measures used by other companies. The non-GAAP financial measures disclosed are not intended to be used as a substitute for, nor should they be considered in isolation of, financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Revenue	$497.6	$439.4	$1,868.3	$1,727.8
Cost of sales	356.4	306.1	1,301.5	1,194.1

Gross profit	141.2	133.3	566.8	533.7
Gross profit %	28.4%	30.3%	30.3%	30.9%

Selling, general and administrative expense	104.2	88.9	401.1	358.5
Restructuring expense	2.5	0.9	5.6	12.1

Operating income	34.5	43.5	160.1	163.1
Operating income %	6.9%	9.9%	8.6%	9.4%

Pension (income) expense, other than service cost	(1.4)	0.6	(1.3)	3.7
Net interest expense	2.4	2.7	8.7	13.9
Income from continuing operations before income taxes	33.5	40.2	152.7	145.5
Provision for income taxes	1.9	10.1	34.3	36.7
Income from continuing operations	31.6	30.1	118.4	108.8
Net income	$31.6	$30.1	$118.4	$108.8

Basic earnings per share:
Income from continuing operations	$0.99	$0.94	$3.70	$3.40
Net income	$0.99	$0.94	$3.70	$3.40

Diluted earnings per share:
Income from continuing operations	$0.99	$0.94	$3.69	$3.39
Net income	$0.99	$0.94	$3.69	$3.39

Weighted average shares outstanding
Basic	32.0	32.0	32.0	32.0
Diluted	32.1	32.1	32.1	32.1

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Income from continuing operations as reported	$31.6	$30.1	$118.4	$108.8

Non-GAAP adjustments:
Restructuring related costs
Restructuring expense	2.5	0.9	5.6	12.1
Inventory impairment due to restructuring	0.2	—	0.2	1.9
M&A related cost(1)	0.7	1.4	9.2	5.8
Management succession costs(2)	—	1.3	—	4.8
Impact on tax provision from Non-GAAP adjustments(3)	(1.0)	(1.1)	(3.8)	(7.0)
Impact on tax provision from remeasurement of a deferred tax liability	(4.6)	—	(4.6)	—
Impact on tax provision from remeasurement of deferred taxes from material tax rate changes	—	—	4.4	—
Adjusted income from continuing operations	$29.4	$32.6	$129.4	$126.4

Income from continuing operations as reported	$31.6	$30.1	$118.4	$108.8
Total shares and dilutive securities	32.1	32.1	32.1	32.1
Diluted earnings per share from continuing operations	$0.99	$0.94	$3.69	$3.39

Adjusted income from continuing operations	$29.4	$32.6	$129.4	$126.4
Total shares and dilutive securities	32.1	32.1	32.1	32.1
Adjusted diluted earnings per share from continuing operations	$0.92	$1.02	$4.03	$3.94

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(2) In 2020, we adjusted certain of our non-GAAP financial measures for management succession costs relating to severance paid to our former CEO, net of the reversal of stock based compensation expense for forfeited equity awards and costs related to filling executive positions.

(3) Impact on tax provision was calculated using the enacted rate for the relevant jurisdiction for years ended December 31, 2021 and 2020. In 2020, we have also included certain discrete adjustments related to management succession costs.

The above table reports adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations, which are non-GAAP financial measures. We use these measures internally to make operating decisions and for the planning and forecasting of future periods, and therefore provide this information to investors because we believe it allows more meaningful period-to-period comparisons of our ongoing operating results, without the fluctuations in the amount of certain costs that do not reflect our underlying operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Net income	$31.6	$30.1	$118.4	$108.8

Income from continuing operations as reported	31.6	30.1	118.4	108.8

Income tax provision	1.9	10.1	34.3	36.7
Interest expense, net	2.4	2.7	8.7	13.9
Depreciation and amortization	20.2	18.6	76.8	71.8

EBITDA	56.1	61.5	238.2	231.2

Restructuring related costs
Restructuring expense	2.5	0.9	5.6	12.1
Inventory impairment due to restructuring	0.2	—	0.2	1.9
Pension (income) expense, other than service cost	(1.4)	0.6	(1.3)	3.7
M&A related cost(1)	0.7	1.4	9.2	5.8
Management succession costs(2)	—	1.3	—	4.8

Adjusted EBITDA	$58.1	$65.7	$251.9	$259.5

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(2) In 2020, we adjusted certain of our non-GAAP financial measures for management succession costs relating to severance paid to our former CEO, net of the reversal of stock based compensation expense for forfeited equity awards and costs related to filling executive positions.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue
JBT FoodTech	$368.8	$321.0	$1,400.4	$1,234.5
JBT AeroTech	128.4	118.4	467.5	493.3
Other revenue	0.4	—	0.4	—
Total revenue	$497.6	$439.4	$1,868.3	$1,727.8

Income before income taxes
Segment operating profit(1)(2):
JBT FoodTech	$45.1	$43.0	$187.0	$170.6
JBT FoodTech segment operating profit %	12.2%	13.4%	13.4%	13.8%

JBT AeroTech	3.6	12.7	32.6	52.9
JBT AeroTech segment operating profit %	2.8%	10.7%	7.0%	10.7%

Total segment operating profit	48.7	55.7	219.6	223.5
Total segment operating profit %	9.8%	12.7%	11.8%	12.9%

Corporate expense	11.7	11.3	53.9	48.3
Restructuring expense	2.5	0.9	5.6	12.1
Operating income	$34.5	$43.5	$160.1	$163.1
Operating income %	6.9%	9.9%	8.6%	9.4%

Other business segment information

	Three Months Ended December 31,		Twelve Months Ended December 31,
Inbound orders	2021	2020	2021	2020
JBT FoodTech	$454.8	$364.1	$1,620.1	$1,252.7
JBT AeroTech	131.3	127.8	552.9	475.1
Other revenue	0.4	—	0.4	—
Total inbound orders	$586.5	$491.9	$2,173.4	$1,727.8

			As of December 31,
Order Backlog			2021	2020
JBT FoodTech			$635.0	$426.5
JBT AeroTech			371.7	286.9
Total order backlog			$1,006.7	$713.4

(1) Segment operating profit is defined as total segment revenue less segment operating expenses. Corporate expense, restructuring expense, interest income and expense, pension expense other than service, and income taxes are not allocated to the segments. Corporate expense generally includes corporate staff-related expense, stock-based compensation, LIFO adjustments, certain foreign currency related gains and losses, and the impact of unusual or strategic events not representative of segment operations.

(2) Total segment operating profit, as presented elsewhere in this release, is a non-GAAP measure. The table above includes a reconciliation of total segment operating profit to operating income. We believe that this measure provides to investors a more comprehensive understanding of the information used by management in evaluating the performance of its segment operations. It is not intended to nor shall be considered in isolation or as a substitute for financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA BY SEGMENT
(Unaudited and in millions)

	Three Months Ended December 31, 2021
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$45.1	$3.6	$(14.2)	$34.5
Restructuring related costs
Restructuring expense	—	—	2.5	2.5
Inventory impairment due to restructuring	0.2	—	—	0.2
M&A related cost(1)	0.5	—	0.2	0.7
Adjusted operating profit	45.8	3.6	(11.5)	37.9
Depreciation and amortization	17.9	1.3	1.0	20.2
Adjusted EBITDA	$63.7	$4.9	$(10.5)	$58.1

Total revenue	$368.8	$128.4	$0.4	$497.6
Operating profit %	12.2%	2.8%		6.9%
Adjusted operating profit %	12.4%	2.8%		7.6%
Adjusted EBITDA %	17.3%	3.8%		11.7%

	Twelve Months Ended December 31, 2021
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$187.0	$32.6	$(59.5)	$160.1
Restructuring related costs
Restructuring expense	—	—	5.6	5.6
Inventory impairment due to restructuring	0.2	—	—	0.2
M&A related cost(1)	1.6	—	7.6	9.2
Adjusted operating profit	188.8	32.6	(46.3)	175.1
Depreciation and amortization	69.0	4.5	3.3	76.8
Adjusted EBITDA	$257.8	$37.1	$(43.0)	$251.9

Total revenue	$1,400.4	$467.5	$0.4	$1,868.3
Operating profit %	13.4%	7.0%		8.6%
Adjusted operating profit %	13.5%	7.0%		9.4%
Adjusted EBITDA %	18.4%	7.9%		13.5%

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA BY SEGMENT
(Unaudited and in millions)

	Three Months Ended December 31, 2020
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$43.0	$12.7	$(12.2)	$43.5
Restructuring related costs
Restructuring expense	—	—	0.9	0.9
Inventory impairment due to restructuring	—	—	—	—
M&A related cost(1)	0.6	—	0.8	1.4
Management succession costs (2)	—	—	1.3	1.3
Adjusted operating profit	43.6	12.7	(9.2)	47.1
Depreciation and amortization	16.4	1.5	0.7	18.6
Adjusted EBITDA	$60.0	$14.2	$(8.5)	$65.7

Total revenue	$321.0	$118.4	$—	$439.4
Operating profit %	13.4%	10.7%		9.9%
Adjusted operating profit %	13.6%	10.7%		10.7%
Adjusted EBITDA %	18.7%	12.0%		15.0%

	Twelve Months Ended December 31, 2020
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$170.6	$52.9	$(60.4)	$163.1
Restructuring related costs
Restructuring expense	—	—	12.1	12.1
Inventory impairment due to restructuring	—	1.9	—	1.9
M&A related cost(1)	1.6	—	4.2	5.8
Management succession costs (2)	—	—	4.8	4.8
Adjusted operating profit	172.2	54.8	(39.3)	187.7
Depreciation and amortization	63.6	5.5	2.7	71.8
Adjusted EBITDA	$235.8	$60.3	$(36.6)	$259.5

Total revenue	$1,234.5	$493.3	$—	$1,727.8
Operating profit %	13.8%	10.7%		9.4%
Adjusted operating profit %	13.9%	11.1%		10.9%
Adjusted EBITDA %	19.1%	12.2%		15.0%

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(2) In 2020, we adjusted certain of our non-GAAP financial measures for management succession costs relating to severance paid to our former CEO, net of the reversal of stock based compensation expense for forfeited equity awards and costs related to filling executive positions.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	December 31,	December 31,
	2021	2020

Cash and cash equivalents	$78.8	$47.5
Trade receivables, net of allowances	333.5	304.4
Inventories	229.1	197.3
Other current assets	77.3	66.9
Total current assets	718.7	616.1

Property, plant and equipment, net	267.6	268.0
Other assets	1,155.1	921.8
Total assets	$2,141.4	$1,805.9

Short-term debt and current portion of long-term debt	$—	$2.4
Accounts payable, trade and other	186.0	140.7
Advance and progress payments	190.2	137.5
Other current liabilities	173.7	176.9
Total current liabilities	549.9	457.5
Long-term debt, less current portion	674.4	522.5

Accrued pension and other post-retirement benefits, less current portion	57.6	94.1
Other liabilities	109.0	94.7

Common stock and additional paid-in capital	214.5	229.2
Retained earnings	733.4	627.8
Accumulated other comprehensive loss	(197.4)	(219.9)
Total stockholders' equity	750.5	637.1
Total liabilities and stockholders' equity	$2,141.4	$1,805.9

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Twelve Months Ended December 31,
	2021	2020

Cash flows from operating activities:
Income from continuing operations	$118.4	$108.8

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	76.8	71.8
Other	8.4	22.3

Changes in operating assets and liabilities:
Trade accounts receivable, net	(29.2)	62.5
Inventories	(37.9)	44.0
Accounts payable, trade and other	39.6	(61.0)
Advance and progress payments	54.9	26.1
Other - assets and liabilities, net	(5.3)	(22.5)

Cash provided by continuing operating activities	225.7	252.0
Cash provided by operating activities	225.7	252.0

Cash flows from investing activities:
Acquisitions, net of cash acquired	(224.5)	(4.5)
Capital expenditures	(54.1)	(34.3)
Other	5.7	1.5

Cash required by investing activities	(272.9)	(37.3)

Cash flows from financing activities:
Net payments on credit facilities	(242.8)	(192.4)
Proceeds from issuance of 2026 convertible senior notes, net of issuance costs	391.4	—
Purchase of convertible bond hedge	(65.6)	—
Proceeds from sale of warrants	29.5	—
Dividends	(12.8)	(12.8)
Payment of acquisition date earnout liability	(16.7)	—
Other	(2.2)	(2.2)

Cash provided (required) by financing activities	80.8	(207.4)

Effect of foreign exchange rate changes on cash and cash equivalents	(2.3)	0.7

Increase in cash and cash equivalents	31.3	8.0

Cash and cash equivalents, beginning of period	47.5	39.5

Cash and cash equivalents, end of period	$78.8	$47.5

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
FREE CASH FLOW
(Unaudited and in millions)

	Twelve Months Ended December 31,
	2021	2020

Cash provided by continuing operating activities	$225.7	$252.0
Less: capital expenditures	54.1	34.3
Plus: proceeds from disposal of assets	5.7	1.5
Plus: pension contributions	13.1	12.5
Free cash flow (FCF)	$190.4	$231.7

The above table reports Free cash flow, which is a non-GAAP financial measure. We use Free cash flow internally as a key indicator of our liquidity and ability to service debt, invest in business combinations, and return money to shareholders and believe this information is useful to investors because it provides an understanding of the cash available to fund these initiatives. For Free cash flow purposes we consider contributions to pension plans to be more comparable to payment of debt, and therefore exclude these contributions from the calculation of Free cash flow.

JBT CORPORATION
NET DEBT CALCULATION
(Unaudited and in millions)

	December 31,	September 30,	December 31,	QTD	YTD
	2021	2021	2020	Change	Change
Total debt	$674.4	$653.2	$524.9	$21.2	$149.5

Cash and cash equivalents	(78.8)	(58.2)	(47.5)	(20.6)	(31.3)

Net debt	$595.6	$595.0	$477.4	$0.6	$118.2

JBT CORPORATION
BANK TOTAL NET LEVERAGE RATIO CALCULATION
(Unaudited and in millions)

Four Quarters Ended
December 31, 2021
Total debt	$674.4
Cash and cash equivalents	(78.8)
Other items considered debt under the credit agreement	20.0
Consolidated total indebtedness(1)	$615.6

Last four quarters Adjusted EBITDA	$251.9
Other adjustments net to earnings under the credit agreement	5.9
Consolidated EBITDA(1)	$257.8

Bank total net leverage ratio (Consolidated Total Indebtedness / Consolidated EBITDA)	2.4

(1) As defined in the credit agreement